ESSA Bancorp

Date:               October 29, 2008
Contact:            Gary S. Olson, President & CEO
Corporate Office:   200 Palmer Street
                    Stroudsburg, Pennsylvania 18360
Telephone:          (570) 421-0531


                 ESSA BANCORP, INC. ANNOUNCES FOURTH QUARTER AND
                      FULL-YEAR OPERATING RESULTS FOR 2008



Stroudsburg, Pennsylvania, October 29, 2008 -- ESSA Bancorp, Inc. (the "Company") (NASDAQ Global Market "ESSA" ) the holding company for ESSA Bank & Trust (the "Bank") today announced its operating results for the three months and year ended September 30, 2008. The Company reported net income of $760,000, or $0.05 per diluted share, for the three months ended September 30, 2008, as compared to net income of $1.7 million, or $0.11 per diluted share, for the corresponding 2007 period. The decline in net income of $958,000 for the three months ending September 30, 2008 was primarily due to an other-than-temporary impairment (OTTI) pretax charge of $802,000 related to Fannie Mae perpetual preferred stock held in the Company's available for sale securities portfolio, along with an increase of $360,000 in the Company's provision for loan losses to $450,000 for the three months ended September 30, 2008 as compared to $90,000 for the corresponding 2007 period. The increase in the provision for loan losses was the result of the growth of the company's total loan portfolio and the recent impairment of two commercial credits. A preliminary estimate of the impact of the OTTI charge was previously disclosed in a Form 8-K filed by the Company on September 11, 2008. Legislation allowing a tax benefit related to losses sustained on Fannie Mae and Freddie Mac perpetual preferred stock resulting from the placement of these two agencies into conservatorship by the United States Department of Treasury was enacted on October 3, 2008. Due to the timing of the enactment of the legislation, an estimated tax benefit of $317,000 related to the Company's fourth quarter OTTI charge is not expected to be recognized until the first quarter of the Company's September 30, 2009 fiscal year.

For the year ended September 30, 2008, the Company reported net income of $6.1 million, or $0.38 per diluted share, as compared to a net loss of $5.1 million, or $0.47 per diluted share, for the comparable period in 2007. The primary reason for the increase in net income for the one year period was the one time allocation of $12.7 million made by the Company to the ESSA Bank & Trust Foundation (the "Foundation"), in conjunction with the Company's stock offering which was consummated on April 3, 2007. In addition, increases in average net earning assets added to net income during the current period. Average net earning assets increased $72.9 million, average loans outstanding increased $78.7 million and average investments and mortgage-backed securities increased $60.7 million for the year ended September 30, 2008, as compared to the comparable period in 2007.

"We remain encouraged by the fundamental strength and soundness of our Company, however we are clearly disappointed by the OTTI charge recognized during our fourth quarter stemming from the GSE's announced conservatorship," noted Gary S. Olson, President and Chief Executive Officer of the Company. "We continued to grow our loan portfolio through prudent and safe lending practices, our regulatory capital ratios exceed those of a well capitalized financial institution, our overall asset quality is strong, and our net interest margins improved. We look forward to the continued growth and profitability of our franchise even during this highly uncertain economic period."

Net Interest Income:

Net interest income increased $787,000, or 12.7%, to $7.0 million for the three months ended September 30, 2008, from $6.2 million for the comparable period in 2007. The increase was primarily attributable to an increase in average net earning assets of $4.6 million in conjunction with a twenty three basis point increase in the Company's net interest rate spread to 2.23% for the three months ended September 30, 2008, from 2.00% for the comparable period in 2007.

Net interest income increased $4.7 million, or 21.7%, to $26.4 million for the year ended September 30, 2008, from $21.7 million for the comparable period in 2007. The increase was primarily attributable to an increase in average net earning assets of $72.9 million to $204.3 million for the year ended September 30, 2008, from $131.4 million for the comparable period in 2007 and was offset in part by a 9 basis point decrease in the

Company's interest rate spread to 2.09% for the year ended September 30, 2008, from 2.18% for the comparable period in 2007.

Noninterest Income:

Noninterest income decreased $755,000 or 55.5%, to $605,000 for the three months ended September 30, 2008, from $1.4 million for the comparable period in 2007. The decrease was primarily attributable to the one time other-than temporary-impairment pretax charge of $802,000 related to Fannie Mae preferred stock the Company owns. Excluding the one time charge, noninterest income increased $47,000 for the three months ended September 30, 2008, compared to the corresponding 2007 period.

Noninterest income decreased $693,000, or 12.6%, to $4.8 million for the year ended September 30, 2008, from $5.5 million for the comparable period in 2007. As stated previously, the decrease was primarily attributable to the other-than-temporary impairment charge. Excluding the one time charge, noninterest income increased $109,000, or by 2.0%, to 5.6 million for the year ended September 30, 2008, compared to the year ended September 30 2007.

Noninterest Expense:

Noninterest expense increased $759,000, or 15.6%, to $5.6 million for the three months ended September 30, 2008, from $4.9 million for the comparable period in 2007. The primary reasons for the increase were increases in compensation and employee benefits of $642,000 and professional fees of $136,000. Compensation and employee benefits increased primarily as a result of an expense of $526,000 related to the Company's equity incentive plan. As previously announced, the Company's stockholders approved the ESSA Bancorp, Inc. 2007 Equity Incentive Plan at the 2008 Annual Meeting of Stockholders on May 8, 2008. Awards granted under the Equity Incentive Plan were made on May 23, 2008. Professional fees increased primarily as a result of increased legal, accounting and regulatory fees associated with being a public reporting company and included approximately $54,000 related to the Company's compliance with section 404 of the Sarbanes-Oxley Act.

Noninterest expense decreased $10.0 million, or 32.1%, to $21.2 million for the year ended September 30, 2008, from $31.2 million for the comparable period in 2007. The primary reason for the full year decrease was the $12.7 million contribution made to the Foundation during the prior period. Excluding the contribution, noninterest expense increased $2.7 million or 14.5%. The primary reasons for the increase excluding the contribution were increases in compensation and employee benefits of $1.8 million, occupancy and equipment of $189,000, professional fees of $617,000 and other expenses of $98,000. Compensation and employee benefits increased primarily as a result of normal compensation increases of $677,000, along with an increase in the expense related to the Employee Stock Ownership Plan of $237,000 and the additional expense of $717,000 related to the Equity Incentive Plan. Occupancy and equipment costs increased primarily as a result of increases in rental costs of $54,000, along with increases in depreciation expense of $62,000. Professional fees increased primarily as a result of increased legal, accounting and regulatory fees associated with being a public reporting company, including approximately $270,000 related to the Company's compliance with Section 404 of the Sarbanes-Oxley Act. Other expense increased primarily due to increased loan processing costs related to increased volume.

Balance Sheet

Total assets increased $83.1 million, or 9.1%, to $993.5 million at September 30, 2008, compared to $910.4 million at September 30, 2007. The primary reasons for the increase in assets were increases in net loans receivable of $87.0 million, certificates of deposit of $3.8 million and an increase in Federal Home Loan Bank stock of $2.7 million. The increase in net loans receivable included net increases in residential loans of $73.3 million, commercial loans of $15.3 million, and was partially offset by a decrease in consumer loans of $853,000.

Retail deposits decreased $5.1 million and brokered certificates of deposit decreased $9.1 million at September 30, 2008, compared to September 30, 2007. Borrowed funds increased during the same time period by $98.8 million.

Stockholders' equity decreased $4.6 million to $200.1 million at September 30, 2008, compared to $204.7 million at September 30, 2007 primarily as a result of a previously announced stock repurchase program the Company began in June 2008. As of

September 30, 2008 the Company had purchased 793,553 shares at an average price of $13.13 per share.

Asset Quality:

Nonperforming assets totaled $3.9 million or 0.40% of total assets at September 30, 2008, compared to $555,000, or 0.06%, of total assets at September 30, 2007. The Company made a provision for loan losses of $450,000 for the three months ended September 30, 2008, as compared to a provision of $90,000 for the comparable three-month period in 2007. The Company judged two commercial loan relationships to be impaired at September 2008 and provided specific loss reserves for these relationships. In addition, the Company added to its fourth quarter loan loss provision as a result of loan growth. The Company made a provision for loan losses of $900,000 for the year ended September 30, 2008, as compared to a provision of $360,000 for the comparable one year period in 2007. The allowance for loan losses was $4.9 million, or 0.69%, of loans outstanding at September 30, 2008, compared to $4.2 million, or 0.67%, of loans outstanding at September 30, 2007.

Other Matters:

As a result of the Company's considerable capital ratios at September 30, 2008, the Company does not anticipate applying for participation in the Capital Purchase Program (CPP) under the Troubled Asset Relief Program (TARP). However, the Company will opt to maintain full FDIC insurance coverage of noninterest-bearing deposit transaction accounts, regardless of dollar amount, under the FDIC's Temporary Liquidity Guarantee Program.

ESSA Bank & Trust, a wholly-owned subsidiary of ESSA Bancorp, Inc., has total assets of over $930 million and is the leading service-oriented financial institution headquartered in the greater Pocono, Pennsylvania region. The Bank maintains its corporate headquarters in downtown Stroudsburg, Pennsylvania and has 13 community offices throughout the Pocono, Pennsylvania area. In addition to being one of the region's largest mortgage lenders, ESSA Bank & Trust offers a full range of retail and commercial financial services. ESSA Bancorp, Inc. stock trades on The NASDAQ Global MarketSM under the symbol "ESSA."

                                       ###



Forward-Looking Statements

Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                        ESSA BANCORP, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)

                                                                                September 30,    September 30,
                                                                                   2008             2007
                                                                                -------------    -------------
                                                                                     (dollars in thousands)
ASSETS
      Cash and due from banks................................................   $   8,382        $    10,604
      Interest-bearing deposits with other institutions......................       4,232              6,175
                                                                                -------------    ------------
            Total cash and cash equivalents..................................      12,614             16,779
      Certificates of deposit................................................       3,777                --
      Investment securities available for sale...............................     204,078            205,267
      Investment securities held to maturity (fair value of $11,924 and
         $16,876)............................................................      11,857             17,130
      Loans receivable (net of allowance for loan losses of $4,915 and
         $4,206).............................................................     706,890            619,845
      Federal Home Loan Bank stock...........................................      19,188             16,453
      Premises and equipment.................................................      10,662             11,277
      Bank-owned life insurance..............................................      14,516             13,941
      Other assets...........................................................       9,900              9,723
                                                                                -------------    ------------
            TOTAL ASSETS.....................................................   $ 993,482        $   910,415
                                                                                =============    ============
LIABILITIES
      Deposits...............................................................   $ 370,529        $   384,716
      Short-term borrowings..................................................      39,510             34,230
      Other borrowings.......................................................     373,247            279,697
      Advances by borrowers for taxes and insurance..........................       2,047              1,423
      Other liabilities......................................................       8,063              5,657
                                                                                -------------     ------------
            TOTAL LIABILITIES................................................     793,396            705,723
                                                                                -------------     ------------
      Commitment and contingencies...........................................          --                 --

STOCKHOLDERS' EQUITY
      Preferred Stock........................................................          --                 --
      Common stock...........................................................         170                170
      Additional paid in capital.............................................     159,919            166,782
      Unallocated common stock held by the Employee Stock Ownership Plan.....     (12,792)           (13,283)
      Retained earnings......................................................      58,227             53,400
      Treasury stock, at cost................................................      (2,753)              --
      Accumulated other comprehensive loss...................................      (2,685)            (2,377)
                                                                                -------------    ------------
            TOTAL STOCKHOLDERS' EQUITY.......................................     200,086            204,692
                                                                                -------------    ------------
            TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.......................   $ 993,482        $   910,415
                                                                                =============    ============

                        ESSA BANCORP, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENT OF INCOME
                                   (UNAUDITED)

                                                                                  For the Three Months        For the Year
                                                                                   Ended September 30,     Ended September 30,
                                                                                 -----------------------  ---------------------
                                                                                  2008         2007           2008        2007
                                                                                ---------    ---------      ---------   ---------
                                                                                              (dollars in thousands)
INTEREST INCOME

      Loans receivable.......................................................   $  10,383    $   9,440      $  40,180   $  35,866
      Investment securities:
            Taxable..........................................................       2,523        2,700         10,536       7,827
            Exempt from federal income tax...................................          82           81            331         302
      Other investment income................................................         193          306          1,018       1,515
                                                                                ----------   ----------    ----------    ----------
            Total interest income............................................      13,181       12,527         52,065      45,510
                                                                                ----------   ----------    ----------    ----------
INTEREST EXPENSE
      Deposits...............................................................       1,912        2,728          9,066      10,640
      Short-term borrowings..................................................         312          450          1,424       1,769
      Other borrowings.......................................................       3,979        3,158         15,152      11,396
                                                                                ----------   ----------    ----------    ----------
            Total interest expense...........................................       6,203        6,336         25,642      23,805
                                                                                ----------   ----------    ----------    ----------

NET INTEREST INCOME..........................................................       6,978        6,191         26,423      21,705
      Provision for loan losses..............................................         450           90            900         360
                                                                                ----------   ----------    ----------    ----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES..........................       6,528        6,101         25,523      21,345
                                                                                ----------   ----------    ----------    ----------
NONINTEREST INCOME
      Service fees on deposit accounts.......................................         861          863          3,480       3,492
      Services charges and fees on loans.....................................         152          153            624         587
      Trust and investment fees..............................................         219          169            864         764
      Gain on sale of loans, net.............................................          --           --             --          12
      Impairment  loss on securities                                                 (802)          --           (802)         --
      Earnings on Bank-owned life insurance..................................         146          155            575         565
      Other..................................................................          29           20             62          76
                                                                                ----------   ----------    ----------    ----------
            Total noninterest income.........................................         605        1,360          4,803       5,496
                                                                                ----------   ----------    ----------    ----------
NONINTEREST EXPENSE
      Compensation and employee benefits.....................................       3,476        2,834         12,650      10,829
      Occupancy and equipment................................................         731          699          2,839       2,650
      Professional fees......................................................         365          229          1,432         815
      Data processing........................................................         466          479          1,866       1,837
      Advertising............................................................         183          181            630         695
      Contribution to Charitable Foundation..................................          --           --            --       12,693
      Other..................................................................         420          460          1,764       1,666
                                                                                ----------   ----------    ----------    ----------
            Total noninterest expense........................................       5,641        4,882         21,181      31,185
                                                                                ----------   ----------    ----------    ----------
Income (loss ) before income taxes (benefit).................................       1,492        2,579          9,145      (4,344)
Income taxes (benefit).......................................................         732          861          3,068         782
                                                                                ----------   ----------    ----------    ----------

NET INCOME (LOSS)............................................................   $     760      $ 1,718      $   6,077    $  (5,126)
                                                                                ==========   ==========    ==========    ==========
EARNINGS PER SHARE...........................................................
           Basic                                                                $    0.05         0.11           0.39        (0.47)
           Diluted                                                                   0.05         0.11           0.38        (0.47)


Prior period earnings per share are calculated for the period beginning with the date of conversion or April 3, 2007.
